Exhibit (d)(24)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of August 1, 2007, between

Fidelity International Investment Advisors

and

Fidelity Management & Research Company

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund	Equity	__/__/08
Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund	Equity	__/__/08